EX-21


List of Subsidiaries

         Name                               Jurisdiction
         ----                               ------------

Downingtown National Bank                   National Bank, PA

DNB Capital Trust I                         DE

DOWNCO, Inc.                                PA

DNB Financial Services, Inc.                PA